Exhibit 7b
Weston Presidio V, L.P.
Pier 1, Bay 2
San Francisco, California 94111
December 15, 2006

To:	MDI Holdings, LLC
The other Investors Listed on Schedule B

Re::	Acquisition of MacDermid, Incorporated
Ladies and Gentlemen:
     Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among MDI Holdings, LLC, a Delaware limited liability company (“Parent”), Matrix Acquisition Corp., a Connecticut corporation (“Merger Sub”) and MacDermid, Incorporated, a Connecticut corporation (the “Company”), and pursuant to which Merger Sub, or its permitted assignees, will be merged with and into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. This letter is being delivered to the addressees in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.
     The undersigned hereby commits, subject to the conditions set forth herein, to purchase preferred units and common units of Parent (“Subscribed Units”) for an aggregate Purchase Price equal to the dollar commitment set forth next to the undersigned’s name on Schedule A (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, the Merger Consideration pursuant to and in accordance with the Merger Agreement and to pay fees and expenses related to the transactions contemplated by the Merger Agreement, provided that the undersigned shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent in any amount in excess of the Commitment. The obligation of the undersigned to fund the Commitment is subject to (a) the terms of this letter, and (b) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement and without waiver of any condition or amendment of the Merger Agreement that, in either case, is not consented to in writing by the Court Square Capital Partners L.P.
     This letter, and the undersigned’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (but only if Parent’s obligation pursuant to Section 2.2(a) of the Merger Agreement shall have been performed in full), (b) the termination of the Merger Agreement, and (c) the assertion by the Company or any of its affiliates in any litigation or other proceeding of any claim under any Limited Guarantee of any Guarantor.
     The undersigned represents and warrants to Parent that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder and (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms.

     The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of Parent, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph. This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and the undersigned and approved in writing by each Guarantor.
     This letter shall be binding on the undersigned solely for the benefit of the addressees, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter.
     Notwithstanding anything that may be expressed or implied in this letter, the addressees, by their acceptance of the benefits of this letter, covenant, agree and acknowledge that no person other than the undersigned shall have any obligation hereunder and that, notwithstanding that the undersigned may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.
     This letter may only be enforced by the addressees. Neither Parent’s creditors nor any other Person shall have any right to enforce this letter or to cause Parent to enforce this letter.
     Concurrently with the execution and delivery of this letter, the undersigned is executing and delivering to the Company a Limited Guarantee related to Parent’s obligations under the Merger Agreement. The Company’s remedies against the undersigned under the Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the undersigned and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its respective obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the undersigned’s breach of its obligations under this letter.
     This letter shall be treated as confidential and is being provided to the addressees solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Court Square Capital Partners L.P. The foregoing notwithstanding, and without prejudice to the sixth paragraph of this letter, this letter may be provided to the Company if the Company agrees to treat this letter as confidential, except that the Company and the undersigned may disclose the existence of this letter to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger, including the Proxy Statement, Schedule 13E-3 and any Schedule 13D filings by the undersigned.
     This letter may be executed in counterparts and by facsimile. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws rules that would cause the laws of another State to otherwise govern this Agreement. The parties hereto hereby (a) submit to the personal jurisdiction of Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, in the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.
     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
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Very truly yours,

WESTON PRESIDIO V, L.P.

By: Weston Presidio Management V,
LLC, its General Partner

By:	/s/ David Ferguson

Name:	David Ferguson
Title:	Partner
Accepted and Acknowledged:

MDI HOLDINGS, LLC

By:	/s/ Joseph M. Silvestri

Name:	Joseph M. Silvestri
Title:	President
[Signature Page to Court Square Commitment Letter]

Schedule A

Investor	Dollar Commitment
Weston Presidio V, L.P.	$50 million

Schedule B
Other Investors

Court Square Capital Partners, L.P.	$296 million